Exhibit 99.1

China Jo-Jo Drugstores Announces Opening of New Store Locations

Now Operating 42 Stores in Zhejiang Province

HANGZHOU, China--(BUSINESS WIRE)--August 9, 2010--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD) ("Jo-Jo Drugstores" or the "Company"), which operates a retail pharmacy chain in Zhejiang Province, today announced store openings in the cities of Quzhou and Hangzhou, increasing Jo-Jo Drugstores’ total store count to 42 locations.

“We are excited about the new store openings,” stated Dr. Lei Liu, Chairman and CEO of Jo-Jo Drugstores. “We are continuing to utilize our April 2010 financing proceeds and are poised to fully execute on our plan to operate 60 locations in Zhejiang Province by March 31, 2011.”

Since March 31, 2010, the Company has opened 17 store locations in Zhejiang Province, including 3 acquired from existing drugstore operators and 14 opened directly by the Company. Of these 17 stores, 14 are located in and around Hangzhou where the Company is based, and 3 are in Quzhou, a city in southwestern Zhejiang Province with a population of 2.4 million. The Quzhou stores also mark the Company’s first foray outside of Hangzhou.

These additions signal the Company’s continuing commitment to provide access to quality prescription drugs, over-the-counter drugs, traditional Chinese medicine products, and personal care products at the lowest overall prices. The Company also provides access to licensed physicians providing customer consultations. Strategically focused in Zhejiang Province, the Company has organically grown from 1 location in 2003 to 42 locations as of August 9, 2010.

About China Jo-Jo Drugstores, Inc.

Jo-Jo Drugstores, through its contractually controlled affiliates Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd., Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine General Partnership, and Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd., operates a retail pharmacy chain in China offering both western and traditional Chinese medicine. The chain currently has 42 stores throughout Zhejiang Province.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CONTACT:
Company Contact:
China Jo-Jo Drugstores, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@jojodrugstores.com
or
Investor Relations:
Capital Group Communications, Inc.
Kevin Fickle
415-332-7200 (English)
Kevin@capitalgc.com